Exhibit 99.1

BitNile Holdings’ Subsidiary BitNile Purchases 1,325 Additional S19j Pro Antminers From Bitmain

Las Vegas, NV, September 7, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) announced today that its subsidiary, BitNile, Inc. (“BNI”), has entered into a contract with Bitmain Technologies Limited (“Bitmain”), to purchase an additional 1,325 S19j Pro Antminers that feature a processing power of 100 TH/s. With this new contract, BNI has agreed to purchase a total of 21,925 Bitcoin miners.

The purchase of the 1,325 S19j Pro Antminers announced today is in addition to the previously disclosed purchase agreements with Bitmain for 20,600 Bitcoin miners, including 4,600 environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (“TH/s”) and 16,000 S19j Pro Antminers that feature a processing power of 100 TH/s.

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III stated, “I believe the long-term outlook for Bitcoin is positive and am pleased to be in a position to invest in additional Bitcoin mining equipment to expand our cryptocurrency mining operations.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235